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Exhibit 10.3

                                      May 2, 2003

Richard A. Smith
Cendant Corporation
1 Campus Drive
Parsippany, NJ 07054

Dear Richard:

        Reference is made to the employment agreement by and between Cendant Corporation ("Cendant") and you dated as of June 2, 2001 (your "Employment Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in your Employment Agreement.

        As you know, you will be eligible to receive an annual incentive bonus in respect of fiscal year 2003 with an opportunity of up to 200% (or such percentage as otherwise determined in accordance with the annual bonus plan) of your eligible base compensation in 2003 (the "2003 Bonus Plan"). It is Cendant's intention to maintain this bonus opportunity for you, but Cendant reserves the right to reduce your bonus opportunity in future years (but not below the 100% target minimum set forth in your Employment Agreement).

        In consideration for your eligibility to receive the 2003 Bonus Plan and also in consideration for your award of restricted stock units as of April 22, 2003 as part of Cendant's Long Term Incentive Plan for 2003, this letter serves as a binding acknowledgment of your rights under your Employment Agreement as to the following matters:

          1.     Your target Incentive Compensation Award will be deemed to equal 100% of your Base Salary in the year of your termination solely for purposes of calculating your severance payment (i.e., severance of 300% of Base Salary plus target Incentive Compensation Award) to which you will become entitled if your employment is terminated at any time during the Period of Employment by Cendant due to a Without Cause Termination or by you due to a Constructive Discharge.

          2.     The continued health, medical, life and disability benefits to which you and your eligible dependents will become entitled until you reach age 62 (or, in the event your employment terminates during the Period of Employment by reason of Without Cause Termination, Constructive Discharge, death or Disability, age 75 (the "Age 75 Benefits Extension")) if your employment is terminated at any time during the Period of Employment will be limited to the benefits provided under the plans listed on Attachment A hereto; provided, however, that your entitlement to continued benefits will remain subject to the terms and conditions of the plans listed on Attachment A, as may be modified from time to time, and that disability benefits will not be provided in any event. Notwithstanding anything contained in your Employment Agreement, Cendant will be permitted to meet any of its obligations to provide you with continued health and medical benefits and life insurance benefits by paying, or providing for the payment of, such benefits directly or through alternate plans or individual policies with terms that are no less favorable in all material respects (with respect to both coverage and cost to you) to the plans listed on Attachment A.

          3.     Cendant agrees to provide you the Age 75 Benefits Extension (i.e., the benefits provided under the plans listed on Attachment A hereto through the plan year in which you turn age 75 and on the same terms that would apply in the event of a Without Cause Termination) in the event that the Period of Employment (as defined in the Employment Agreement) expires on June 30, 2004 and Cendant does not offer to extend the Period of Employment by a period of at least two years on substantially similar economic terms and conditions.

          4.     You acknowledge that Cendant will be terminating your current split dollar life insurance arrangement within the next few months and you agree that the termination of such arrangement will not constitute a breach of your Employment Agreement by Cendant and will not form grounds for a Constructive Discharge. You agree to execute any documents necessary to terminate such policies and/or transfer policy value to Cendant. Cendant is currently working towards providing a benefit arrangement to replace your split dollar life insurance arrangement and you will be notified when such replacement arrangement is implemented.

        Please acknowledge your agreement with the foregoing by signing below and returning a copy of this letter agreement to my attention. Thank you.

Very truly yours, /s/ TERRY CONLEY
Acknowledged and Agreed: /s/ RICHARD A. SMITH

Attachment A

    Executive Physical Exams
    Medical Expense Reimbursement Plan (MERP)
    Medical Insurance
    Dental Insurance
    Life Insurance (currently up to $1 million of coverage under Group Life Insurance Plan)
    Vision Service Plan

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  Exhibit 10.3
Attachment A